EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 33-93572, 33-97712, 333-08985, 333-13519, 333-24165,
333-31183, 333-39247, 333-43475, 333- 51671-01 and 333-51759, Form S-4 No.
333-55725 and Form S-8 Nos. 333-12117, 333-29759, 333-29763 and 333-55901) and
related Prospectuses of Highwoods Properties, Inc. and in the Registration Statement (Form S-3 Nos. 333-31183-01 and 333-51671) and related Prospectus of Highwoods/Forsyth Limited Partnership of our report dated January 30, 1998 with respect to the statement of revenue and certain expenses of Garcia Properties for the year ended December 31, 1997 included in the Current Report on Form 8-K of Highwoods/Forsyth Limited Partnership dated February 4, 1998, filed with the Securities and Exchange Commission.


ERNST & YOUNG LLP

/s/ Ernst & Young

Raleigh, North Carolina
June 5, 1998